EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-52409 and 333-59013 on Form S-8 and Registration No. 33-57711 on Form S-3 of our reports dated November 29, 2005, relating to the financial statements and financial statement schedule of New Jersey Resources Corporation and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of New Jersey Resources Corporation for the year ended September 30, 2005.

/S/ Deloitte & Touche LLP
Parsippany, New Jersey
November 29, 2005